Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of C&J Energy Services, Inc. of our report dated February 28, 2012 with respect to the consolidated financial statements of C&J Energy Services, Inc. and Subsidiaries as of December 31, 2011 and 2010, and for each of the three years in the period ended December 31, 2011, which appears in C&J Energy Services, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011, filed on February 29, 2012.

/s/ UHY LLP

Houston, Texas

June 18, 2012